Exhibit 10.1
RESTRICTED STOCK UNIT AWARD AGREEMENT

Full Name of Employee:

No. of Performance Units (Restricted Stock Units) Granted:	Date of Grant:

Vesting Schedule:

Vesting Date*	No. of Restricted Stock Units Which Become Vested

*	All Restricted Stock Units subject to this Agreement are subject to accelerated vesting as described in Section 3 below.
     THIS AGREEMENT is entered into and effective as of ___(the “Date of Grant”), by and between Nash-Finch Company (the “Company”) and you, ___.
     In accordance with a Letter Agreement between you and the Company dated ___, you are to receive an award of Performance Units (referred to in this Agreement as “Restricted Stock Units”) on the terms and conditions contained in this Agreement and the Nash Finch Company 2000 Stock Incentive Plan, as amended (the “Plan”). Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
     The parties hereto agree as follows:
1. Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to you the number of Restricted Stock Units specified at the beginning of this Agreement (the “Award”). The Restricted Stock Units subject to this Award will be reflected in a book account (the “Account”) maintained by the Company, and will be settled in shares of Common Stock.
2. Normal Vesting. Subject to Section 3, if you remain continuously employed by the Company, then the Restricted Stock Units will vest as specified in the Vesting Schedule at the beginning of this Agreement. Upon the vesting of any Restricted Stock Units, such Units will no longer be subject to forfeiture as provided in Section 5 and will be settled as provided in Section 4.
3. Accelerated Vesting. Restricted Stock Units then outstanding will vest immediately and in full upon (i) a Change in Control (as that term is defined in the form Change in Control agreement filed on form 8-K on March 1, 2007) so long as (a) you have been continuously employed by the Company through the date immediately prior to the occurrence of the Change in Control and (b) the grant has been outstanding for at least six months ; or (ii) the termination of your employment with the Company due to death or Disability. If your employment is terminated by the Company without cause, a pro rata portion of the Restricted Stock Units then outstanding and credited to your Account will immediately vest, such portion to be determined by multiplying the number of Restricted Stock Units then outstanding and credited to your account by a fraction whose numerator is the number of whole months between the Date of Grant and the termination date of your employment, and whose denominator is 60.
4. Settlement of Vested Restricted Stock Units. As soon as administratively practicable following any vesting date, the Company shall distribute to you, in full settlement of all Restricted Stock Units in your Account that vested on such vesting date, one share of Common Stock for each Restricted Stock Unit. For purposes of such settlement, the number of Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit, with any fractional Restricted Stock Unit less than 0.5 disregarded.
5. Forfeiture. If your employment with the Company ends for any reason other than those specified in Section 3, all outstanding Restricted Stock Units then credited to your Account that have not vested will be terminated and forfeited. If your employment is terminated by the Company without cause, all Restricted Stock Units then credited to your account other than the pro rata portion whose vesting is accelerated as provided in Section 3 will be terminated and forfeited.
6. Dividends and Other Distributions.
     6.1 Dividends Payable Other than in Common Stock. If the payment date for a dividend declared by the Board and payable in cash or in property other than cash or Common Stock occurs prior to the date your employment with the Company ends, you will be granted additional Restricted Stock Units pursuant to this Section 6.1. As of such dividend payment date, you will have credited to your Account that number of additional Restricted Stock Units determined according to the following formula:
Dividend value per share x Number of Restricted Stock Units
Fair Market Value
For purposes of this formula:
•	“Dividend value per share” means the amount of the cash dividend (or the per share value of any dividend payable in property other than cash) declared per share of Common Stock for the applicable payment date;

•	“Number of Restricted Stock Units” means the aggregate number of Restricted Stock Units credited to your Account as of the applicable dividend record date; and

•	“Fair Market Value” means the Fair Market Value of a share of Common Stock on the applicable dividend payment date.
     6.2 Dividends in Common Stock. If the payment date for a dividend declared by the Company’s Board and payable in Common Stock occurs prior to the date your employment with the Company ends, you will be granted additional Restricted Stock Units pursuant to this Section 6.2. As of such dividend payment date, you will have credited to your Account that number of additional Restricted Stock Units determined by multiplying the aggregate number of Restricted Stock Units credited to your Account as of the applicable dividend record date by the number of shares of Common Stock payable as a dividend on each outstanding share of Common Stock in connection with such dividend declaration.
     6.3 Treatment of Additional Restricted Stock Units. Any additional Restricted Stock Units granted under Sections 6.1 or 6.2 are subject to the terms and conditions of this Agreement and the Plan, and specifically will vest and be settled, or forfeited, to the extent and at the time that the underlying Restricted Stock Units to which such additional Restricted Stock Units relate are subject to vesting, settlement or forfeiture hereunder.

     6.4 Adjustments to Awards. If any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other similar change in the corporate structure or shares of the Company occurs, the Board, in order to prevent dilution or enlargement of your rights, will make appropriate adjustment (which determination will be conclusive) in the number of Restricted Stock Units credited to your Account and/or as to the number and kind of securities or other property (including cash) subject to the Restricted Stock Units; provided, however, that any such securities or other property distributable with respect to the Restricted Stock Units shall be, unless otherwise determined by the Board, distributed to you in the manner described in Section 4 and shall, together with the Restricted Stock Units, otherwise be subject to the provisions of Sections 3 and 5 and the other terms and conditions of this Agreement.
7. Beneficiary Designation.
     You shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries to receive your Restricted Stock Units upon your death. In the event of your death, settlement of such Restricted Stock Units will be made to such beneficiary or beneficiaries. You shall have the right to change your beneficiary designation at any time. Each beneficiary designation shall become effective only when filed in writing with the Company during your life on a form prescribed by or approved by the Company. If you fail to designate a beneficiary as provided above, or if all designated beneficiaries die before you, then the beneficiary shall be your estate.
8. Miscellaneous.
     8.1 Employment with the Company. Any references in this Agreement to employment with or by the Company shall be deemed to include employment with the Company or any parent or subsidiary corporation thereof.
     8.2 Compliance with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if any distribution to you hereunder is subject to the requirements of Section 409A(a)(2)(B)(i) of the Code, then such distribution will be suspended and not made until after the six-month anniversary of the applicable vesting date (or, if earlier, upon the date of your death). Any distribution that was otherwise distributable during the six-month suspension period referred to in the preceding sentence will be made as soon as administratively practicable following the six-month anniversary of the applicable vesting date. The parties agree that other appropriate modifications shall be made to the Agreement as necessary for any deferred compensation provided under the Agreement to satisfy the requirements of Sections 409A(a)(2), (3) and (4) of the Code (including current and future guidance issued by the Department of Treasury and/or Internal Revenue Service). To the extent that any provision of this Agreement fails to satisfy those requirements (including any modifications made by this amendment), the provision shall be applied in operation in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and the value of the Agreement to you. The Company (including any successor) shall propose subsequent amendments to this Agreement to you if and as necessary to conform the terms of the Agreement to any such operational modifications.
     8.3 Relationship to Plan and Other Agreements. The Restricted Stock Units subject to this Agreement have been granted under, and are subject to the terms of, the Plan. The provisions of this Agreement will be interpreted so as to be consistent with the terms of the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. If any provision of this Agreement is in conflict with the terms of the Plan, the terms of the Plan will prevail. To the extent any provision of any other agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, the provision of this

Agreement will control and such provision of such other agreement will be deemed to have been superseded, as if such other agreement had been amended to the extent necessary to accomplish such purpose.
     8.4 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.
     8.5 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Award or Agreement will be brought in an appropriate Minnesota court, and the parties hereto consent to the exclusive jurisdiction of the court for this purpose.
     8.6 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
     The parties hereto have executed this Agreement effective the day and year first written above.

NASH FINCH COMPANY	EXECUTIVE:

By:

[Name] [Title]	[Name]